Exhibit 4.27

COOPERATION AGREEMENT ON MONTERNET WAP SERVICES

(Translated from Chinese)

Party A: China Mobile Telecommunications Group Corporation

Party B: Beijing AirInbox Information Technologies Co., Ltd.

According to the principal of equality and mutual benefits, through friendly negotiation, both parties agree to build up a cooperation relationship with each other. In order to regulate the rights and obligations between two parties, this Agreement is established. This Agreement is effective and binding upon both parties.

1.	Cooperation Principles

Based on the common interests and the mutual benefits, in the field of mobile data WAP services, both parties shall perform this Agreement in good faith and coordinate with each other.

2.	Cooperation Projects

Party A, as the network operator, shall provide the platform for MMS and communications services, and also provide to Party B the standards for Monternet (TM) WAP service and technical standards for interfacing; Party B, as the service provider, shall develop and provide application content services in accordance with the standards provided by Party A. Party B may connect to Party A's MMS platform to provide WAP service, subject to Party A's testing and approval, viz. http://wap.monternet.com.

3.	Obligation

(1)	Party A's obligation

(a)	Party A shall take advantage of the media it controls to promote and advertise the main site of Monternet as to attract the consumer to log onto this site.

(b)	Party A shall provide Party B with the Monternet WAP services criteria and the technical interface standards to insure Party B may successfully connect to the main site of Monternet.

(c)	Upon the request of Party B, Party A shall provide the necessary training for Party B.

(d)
Considering the WAP system firewall of Party A and the interface of Party B as the boundary, Party A shall be responsible for all the equipment's maintenance at its side and insure the daily services of these equipment.

(e)	Party A shall provide the services supplied by Party B and tested by Party A itself on the Monternet WAP main site.

(f)	Party A shall be responsible for the daily maintenance of the WAP network platform and for the equipment technical troubles caused by Party A to insure the appliance services can run normally.

(g)	Party A shall provide the network interface services for Party B without any charges, and assist Party B to connect the application services with the WAP network platform.

(h)
Party A shall be responsible for establishing the criteria and standards for the WAP operation, fully disclose to Party B the criteria and standards, and allow Party B to realize these criteria and standards within a reasonable period.

(i)	Party A shall be responsible for the registration, logon, authentication, and right appraisal of users, and shall provide the relevant data to Party B.

(j)	Party A shall be responsible for calculating the number of visits, and at the request of Party B, shall provide the relevant data to Party B.

(k)
With respect to the services Party B provided on the Monternet main site, Party A shall, according to the calculation materials provided by Party B, charge Party A’s customers fees for using Party B’s services, and pursuant to Article 7 pay Party B the relevant fees.

(l)
Party A shall be responsible for providing the consultancy and customer services, to deal with customers’ complaints, and shall immediately solve the problems caused by Party A with regards to the network, net gate, and the operation platform. With regards to problems caused by Party B, Party A shall inform Party B of the situation for Party B to resolve the problems as soon as possible.

(2)	Party B's Obligation

(a)
Party B shall utilize its controlled media (including web sites, WAP sites, plane, TV, and etc.) to assist China Mobile to introduce the WAP main site of Monternet (wap.monternet.com) and the relevant application services in order that more customers log on to this site to enjoy this service. After the written confirmation of Party A, Party B may make use of Party A’s company name or service name to advertise the Monternet WAP services. Without the written authorization of Party A, Party B shall not advertise the WAP services foreign to the Monternet in the name of "China Mobile" and "Mobile Monternet".

(b)
Party B shall, in accordance to the project to both parties, furnish the WAP application server, application software, information resources, special data line, and the other necessary equipment, and insure these equipment run normally as Party A required.

(c)
Party B shall actively assist Party A to test the interface, insure to connect to the Mobile Monternet WAP main site in accordance with the Monternet WAP services criteria and the technical interface standards provided by Party A.

(d)
Using the WAP system firewall of Party A and the interface of Party B as the boundary, Party B shall be responsible for all the equipment maintenance at its side and insure the daily services of these equipment.

(e)	The network performance capability provided by Party B shall reach the following standards, which shall be tested and recorded by Party A:

(i)	the successful link ratio in traffic time shall not be less than 98%,

(ii)	the network delay (indicating to the delay pinging from the WTBS to the SP server) shall not be higher than 100ms,

(iii)	the response delay (indicating the delay from when the WTBS sends out its service request to when the WTBS receives a repsonse) shall not be higher than 500ms.

(f)
Party B shall immediately solve the application service problems caused by Party B and take any necessary measures to insure that similar problems will not occur. And Party B shall indemnify Party A or its customers for the damages caused by Party B.

(g)
Party B shall be responsible for negotiating with the direct provider as to the application services content and for the business agreement. Party B guarantees that the information and the services provided will not violate the related policies and regulations of the P.R.C., and will not infringe the consumers' interests and the third parties' intellectual properties. With regards to the information services that requires renewal, Party B shall be responsible for the examination of the contents and its setting out on the website and shall bear legal responsibility. If any lawsuit is brought regarding these matters, Party B shall be accordingly liable.

(h)
Party B shall assure its customers may smoothly use any services provided on the Mobile Monternet WAP main site by Party A. Unless having received the acknowledgement from Party A, Party B shall not request users who log onto the Mobile Monternet WAP main site to register or to qualify, and shall not ask the users to register on sites other than the Mobile Monternet WAP main site.

(i)	Party B shall insure that the provided contents be in compliance with law, will not infringe upon the third parties' lawful rights and be updated timely.

(j)	Party B shall not unilaterally provide any other services, which are not ratified by Party A, through the WAP site, without the written consent of Party A.

(k)
The application contents that Party B provides for Party A, shall not be supplied to other communication operators or WAP sites, regardless of the carrier of these application services. Otherwise Party A has a right to terminate the application services provided by Party B on the WAP main site of Party A and cancel the payment to Party B.

(l)
Party B shall not provide its own toll service on its own WAP site, or else Party A may terminate the application services provided by Party B on the WAP main site of Party A and cancel the payment to Party B.

(m)
If, prior to the cooperation with Party A, Party B has supplied its own service on the site of its own or of Party A's branch companies in provinces, Party B shall terminate such services in principle. Party B may add a Mobile Monternet link in the place of the original service. Otherwise, Party A may terminate the application services provided by Party B on the WAP main site of Party A and cancel the payment to Party B.

(n)
Party B shall add a link to Mobile Monternet WAP main site's homepage (http://wap.monternet.com) on its own WAP site, and shall recommend users to use the application services on the Mobile Monternet WAP main site.

(o)
Party B may select to provide nation-wide services on the Mobile Monternet WAP main site or local services on the provincial branch companies' WAP site; however, with respect to services of the same kind, Party B only can select one of these two options, which means the local services shall not be provided again in the nation-wide services; the nation-wide services shall not be provided again on the local services, and Party B shall not provide WAP connecting services in several provinces in order to provide nation-wide service, otherwise Party B's nation-wide services will be terminated.

(p)
Without the written consent of Party A, the brand or the brand logo of Party B shall not appear in the application services provided by Party B on the Party A's WAP website, and the logo of Mobile Monternet shall be used.

(q)
Any redirection to the third party's or Party B's URL address links shall not appear in the services provided by Party B on Party A's WAP website; and all the services shall add a link to the homepage of Monternet (http://wap.monternet.com).

(r)	Party B shall clearly furnish to Party A all materials that are required for the calculation of business income and shall bear all economic and legal responsibilities.

(s)
Party B shall hold the Business License of Operating Trans-regional Value Added Telecommunication Service issued by the Ministry of Information Industry of the People's Republic of China. Party B shall comply with all the requirements specified by said license. The scope of services provided by Party B shall also be consistent with the duration and geographical coverage prescribed under the said license.

4.	Both Parties' Rights

(1)	Rights of Party A

(a)	If administrative organizations adjust their policies, Party A is entitled to so inform Party B and make the adjustments according to the policy requirements of the administrative organizations.

(b)	Party A has the right to inspect by itself, or by authorized third parties, the content and the information Party B provided, and to examine whether or not the content is timely.

(c)
Party A may refuse to release or delete the information provided by Party B that contains inappropriate content in violation of the statutes, regulations, policies of the P.R.C. If any economic damages to Party A or any impairment of the goodwill to Party A occur, Party A may ask Party B for compensation.

(d)	Party A is entitled to request Party B to modify, amend, or delete the content which it considers requires modification, amendment or deletion.

(e)
Party A has the right to establish the standards to examine the application services provided by Party B, and upon such standards to evaluate the services provided by Party B. With respect to the application services that do not meet the standards for a consecutive period of 3 months, Party A may ask Party B to adjust or modify the related services, if the services still cannot reach the requirement of Party A after such adjustment and modification, the services qualification of Party B shall be canceled.

(f)	Party A has the right to determine the order of application services on the WAP main site of Party A provided by Party B.

(g)	Party A is entitled to guide or inspect Party A's fee criteria.

(h)	Party A shall have the right to obtain its reasonable revenues. (For details regarding revenue sharing, please see Article 7 of this Agreement.)

(2)	Rights of Party B

(a)
Party B may select to provide nation-wide services on the Mobile Monternet WAP main site or local services on the local branch companies' WAP site; for nation-wide services, Party B may make an application to Party A; for local services, Party B may make an application to the local branch of Party A. However, the fee settlement of the local services provided by Party A’s local WAP sites is not provided by Party A but is made by the sole agreement with the local branch company.

(b)	Under the guidance of Party A, Party B is entitled to determine the fee standards and whether the provided services shall be charged.

(c)	Party B shall be entitled to obtain statistical data regarding customer visits to Party B’s information and application service contents through the network platform.

(d)	Without the written consent of Party B, Party A shall not transfer, distribute, or re-sell the product information of Party B to any third party.

(e)	Party B has the right to acquire a reasonable part of revenue of the service. (For details of the allocation of the revenue, please refer to Article 7 of this Agreement.)

(f)	If the statistics from Party B and that from Party A are significantly different, Party B may ask Party A to furnish the detailed statistics for verification.

5.	Confidentiality

(1)
Both parties shall undertake to maintain in confidence and not to disclose to any third party any of the business secrets of the other party in any way. For the purpose of this Agreement, the business secrets herein refer to the relevant data, price, quantity, and technology projects, specific contents of this Agreement and other materials or information relating to the business of the other party, which are disclosed by one party to the other party (including its parent company, subsidiary companies, shareholding companies and branch companies).

(2)
All the materials and information disclosed by one party to the other party under this Agreement shall belong to confidential information. Either party shall not disclose to any third party the above confidential information received from the other party, or use it on the matters other than provided under this Agreement.

(3)
Any person of either party who embarks on the cooperative matters under this Agreement, or knows or learns of the above confidential information (including but not limited to each of party's employees, representatives, agents and consultants, etc.) shall undertake the same confidentiality obligations as set forth herein.

(4)	The term of confidentiality shall extend for a period of one year from the date of expiration or termination of this Agreement.

6.	Intellectual Property Rights

(1)
Party A authorizes Party B to use the trademark and the company name of Party A for the purposes agreed in this contract. Party B warrants that it shall use the trademark and company name of Party A in correct and reasonable ways and will not change or misrepresent the image and components of aforesaid trademark and company name and that it will not use trademark and company name of Party A for purposes other than those stipulated in this contract in any form.

(2)
Party A owns copyright to the propaganda information it provides to Party B in accordance with this contract and originality, design, figure, picture and words included therein. Without prior written consent of Party A, Party B shall not use or allow any third party to use them for purposes not stipulated in this contract.

(3)
Party B warrants that WAP content it provides to Party A is in no violation of intellectual property rights of any third party. Party B shall be responsible for any claims or disputes related to the WAP content or caused by Party A’s using the WAP content and shall indemnify Party A for any losses therefore incurred by Party A.

7.	Revenue Sharing and Fee Settlement

(1)
Party A and Party B shall cooperate to provide WAP services to Party A's customers, and both parties are entitled to reasonable revenue. The fee settlement shall be based on the statistics from Party A's charging system.

(2)
This fee settlement is limited to the nation-wide services provided by Party B on the WAP main site of Party A, and does not include the local services provided by Party B on the local websites of Party A.

(3)	Party A shall be entitled to the communication fees arising from Party A’s customers for their use of WAP services on the network of Party A.

(4)	The term of fee settlement shall start from the beginning of this project and end when this agreement expires or is terminated.

(5)
Party A shall, through its network-wide fee-calculation service system, collect the fees for providing services on the Mobile Monternet WAP main site, 15% of which shall be taken by Party A, while the remaining 85% shall be paid to Party B.

(6)
Party A shall before the 20th day of every month inform Party B of the income to which Party B is entitled for the previous month (deducting the information fee receivable by Party A). Party B shall make out a formal invoice to Party A based on Party A’s information.

(7)
Party A shall, after receipt of the invoice and after verifying that the invoice contains no errors, remit the fees receivable by Party B to its appointed bank account within 10 working days, based on the account information provided by Party B.

(8)	Party A and Party B shall pay taxes arising out of the WAP service revenue respectively.

(9)
Fee settlement is based on Party A's calculating system. If Party B dissents to the calculation result, Party B may request for verification and Party A shall assist Party B to examine the reasons of problems, however, the fee settlement of this month will not be adjusted.

(10)	Party B shall provide Party A with its accurate bank account and related information:

Name of Beneficiary:	Beijing AirInbox Information Technologies Co., Ltd

Opening Bank:	Beijing Capital Stadium Branch, Industrial and Commercial Bank of China

Account No.:	0200053719200031688

8.	Force Majeure

(1)
If any party cannot perform this Agreement because of the impact of force majeure events such as wars, serious fires, floods, typhoon, earthquakes, and so on, the term of performance shall be extended. The extended term shall be equal to the period during which the impact of force majeure lasts.

(2)
Force majeure refers to incidents, which are unforeseeable at the time of making this Agreement, and the occurrence and consequences of which are unavoidable or insurmountable. Upon the occurrence of force majeure, the party suffering therefrom shall so notify the other party as soon as practicable by telegraph, facsimile or telex, and shall, by express or registered mail, send a certificate of force majeure issued by the relevant authorities to the other party for confirmation within two weeks since the occurrence of force majeure.

(3)	If the impact of force majeure lasts more than 120 days, both parties may terminate this Agreement.

9.	Liability for Breach

(1)
If any party's breach of this Agreement causes this Agreement to be unenforceable, the non-breaching party shall be entitled to terminate this Agreement and require compensation for any losses thus incurred.

(2)
If any party's breach causes adverse social impact or economic losses on the other party, the non-breach party shall be entitled to hold the breaching party liable and demand corresponding economic compensation, or even terminate this Agreement.

10.	Dispute Settlement

(1)	If any dispute arises relating to the performance of this Agreement, the parties shall settle it through friendly consultation.

(2)
If the consultation fails to resolve the dispute, either party may refer the dispute to the Beijing Arbitration Commission for arbitration based on its arbitration rules. The award of the arbitration shall be final and with binding force upon both parties.

11.	Term of This Agreement

(1)	This Agreement shall become effective as of January 1, 2007 and the expiration date is December 31, 2007.

(2)	If both parties agree, during the term of this Agreement, to terminate this Agreement, this Agreement shall be automatically terminated.

(3)
If the occurrence of any force majeure events makes it impossible to continue performance of this Agreement, this Agreement may be automatically terminated upon settlement of all outstanding bills by both parties.

(4)
If the occurrence of a certain event makes it impossible for one party to continue performance of this Agreement, and if such event is foreseeable, such party shall notify such event to the other party within five working days after its reasonable forecast of such event, and cooperate with the other party to complete all outstanding matters. If such party fails to notify the other party of such event and thus make the other party suffer losses, such party shall indemnify the other party correspondingly.

12.	Miscellaneous

(1)	Attachment to this Agreement, SP Cooperation Administrative Measures, WAP Handbook, has the same legal effect with this Agreement.

(2)	Any outstanding matter shall be addressed by both parties through friendly negotiation.

(3)	This Agreement is made in duplicate and each party shall hold one copy. Each copy shall have the same legal effect.

Party A: China Mobile Telecommunications Group Corporation

Authorized Agent: (signature)

/s/ Gao Nianshu

Date: 2007-04-27

Party B: Beijing AirInbox Information Technologies Co., Ltd

Authorized Agent: (signature)

/s/ Luo Zheng

Date: 2007-05-15